                                                                               .
                                                                               .
                                                                               .
                                                                     EXHIBIT 7.1

FINANCIAL STATEMENTS OF THE BUSINESS ACQUIRED


TABLE OF CONTENTS

FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2002
     Independent Auditors' Report.........................................................................................    7
     Consolidated Statement of Operations for the year ended December 31, 2002............................................    8
     Consolidated Balance Sheet as of December 31, 2002...................................................................    9
     Consolidated Statement of Cash Flows for the year ended December 31, 2002............................................   10
     Consolidated Statement of Shareholders' Deficiency for the year ended December 31, 2002..............................   11
     Notes to Consolidated Financial Statements...........................................................................   12

UNAUDITED FINANCIAL STATEMENTS FOR THE EIGHT MONTHS ENDED AUGUST 24, 2003 AND AUGUST 23, 2002
     Consolidated Condensed Statements of Operations for the eight months ended August 24, 2003 and August 23, 2002.......   26
     Consolidated Condensed Balance Sheets as of August 24, 2003 and December 31, 2002....................................   27
     Consolidated Condensed Statements of Cash Flows for the eight months ended August 24, 2003 and August 23, 2002.......   28
     Consolidated Condensed Statement of Shareholders' Deficiency for the eight months ended August 24, 2003..............   29
     Notes to Consolidated Condensed Financial Statements.................................................................   30

                          INDEPENDENT AUDITORS' REPORT

To the Audit Committee of Callaway Golf Company
Carlsbad, California

We have audited the accompanying consolidated balance sheet of SHC, Inc. and subsidiaries (the "Company") as of December 31, 2002 and the related statements of operations, changes in shareholders' deficiency and of cash flows for the year ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our report.

In our opinion, the 2002 financial statements present fairly, in all material respects, the financial position of SHC, Inc. and subsidiaries at December 31, 2002 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note F to the financial statements, the Company changed its method of accounting for goodwill and other intangible assets to adopt Statement of Financial Accounting Standards No 142.

As discussed in Note A, the Company has filed for reorganization under Chapter 11 of the Federal Bankruptcy Code. The accompanying financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to prepetition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Company; or (d) as to operations, the effect of any changes that may be made in its business.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A, the Company's recurring losses from operations, negative working capital, significant amount of current outstanding debt, and shareholders' capital deficiency raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also discussed in Note A. The financial statements do not include adjustments that might result from the outcome of this uncertainty.

/s/ Deloitte & Touche LLP


Hartford, Connecticut
November 19, 2003

                           SHC, INC. AND SUBSIDIARIES

                      STATEMENT OF CONSOLIDATED OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                          (DOLLAR AMOUNTS IN THOUSANDS)


                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                                       2002
                                                                   ------------
Net sales .....................................................    $    259,018
  Cost of sales ...............................................         148,905
                                                                   ------------
Gross profit ..................................................         110,113
  Selling, general and administrative
     expenses .................................................         126,336
  Impairment charge on goodwill ...............................          18,431
  Gain on early extinguishment of debt ........................         (35,090)
                                                                   ------------
Income from operations ........................................             436
  Interest expense, net .......................................          37,852
  Currency translation gain ...................................          (2,849)
                                                                   ------------
Loss from continuing operations before income taxes ...........         (34,567)
  Income tax  expense .........................................          44,748
                                                                   ------------
Loss from continuing operations ...............................         (79,315)
Discontinued operations:
  Income from  discontinued operations, net of tax
expense of $266 ...............................................             492
                                                                   ------------
Net loss ......................................................    $    (78,823)
                                                                   ============

          See accompanying Notes to Consolidated Financial Statements.

                           SHC, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2002
                (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                   DECEMBER 31,
                                                                       2002
                                                                   ------------
ASSETS
CURRENT ASSETS
Cash ..........................................................    $     19,111
Receivables, less allowance of $3,296 .........................          71,518
Inventories ...................................................          39,350
Deferred income taxes .........................................              --
Prepaid expenses ..............................................           2,770
Current assets of discontinued operations .....................          14,686
                                                                   ------------
          Total current assets ................................         147,435
Property, plant and equipment, net ............................          48,449
Intangible assets .............................................          48,391
Deferred income taxes .........................................              --
Deferred financing costs ......................................           3,301
Other .........................................................             372
Long-term assets of discontinued operations ...................          21,846
                                                                   ------------
          Total assets ........................................    $    269,794
                                                                   ============
LIABILITIES AND SHAREHOLDERS' DEFICIENCY
CURRENT LIABILITIES
Bank loans and other debt .....................................    $    617,393
Accounts payable ..............................................          31,240
Accrued expenses ..............................................          43,809
Current liabilities of discontinued operations ................             634
                                                                   ------------
          Total current liabilities ...........................         693,076
Pension benefits ..............................................          18,419
Postretirement benefits .......................................           8,400
Other .........................................................             399
                                                                   ------------
          Total liabilities ...................................         720,294
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' DEFICIENCY
Common stock, $.01 par value, 7,000,000 shares authorized,
4,763,594 shares outstanding ..................................              48
Additional paid-in capital ....................................         565,579
Accumulated deficit ...........................................      (1,005,793)
Accumulated other comprehensive loss
 -- currency translation adjustments ..........................          (3,565)
 -- additional minimum pension liability.......................          (6,769)
                                                                   ------------
          Total shareholders' deficiency ......................        (450,500)
                                                                   ------------
          Total liabilities and shareholders' deficiency ......    $    269,794
                                                                   ============

          See accompanying Notes to Consolidated Financial Statements.

                           SHC, INC. AND SUBSIDIARIES

                      STATEMENT OF CONSOLIDATED CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                         (DOLLARS AMOUNTS IN THOUSANDS)

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                                       2002
                                                                   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss ......................................................        $(78,823)
Adjustments to reconcile net loss to net cash used in
operating activities:
  Gain on early extinguishment of debt ........................         (35,090)
  Depreciation and amortization ...............................          12,132
  Gain on disposal of fixed assets ............................             (91)
  Deferred compensation expense ...............................              17
  Impairment charge on goodwill ...............................          18,431
  Bad debt expense ............................................             901
  Deferred income taxes .......................................          44,222
  Deferred financing cost amortization ........................           2,961
  Other .......................................................            (456)
  Non-cash charge from discontinued operations ................          12,387
Changes in assets and liabilities, net of discontinued
operations:
  Receivables .................................................           4,206
  Inventories .................................................           2,387
  Prepaids ....................................................           1,155
  Other assets ................................................           3,690
  Current liabilities, excluding bank loans ...................           2,132
  Long term liabilities .......................................             868
  Other liabilities ...........................................            (136)
  Change in assets and liabilities of discontinued
     operations ...............................................           3,782
                                                                       --------
    Net cash used in operating activities .....................          (5,325)
                                                                       --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures ..........................................         (10,982)
Proceeds from the sale of fixed assets ........................             150
                                                                       --------
    Net cash flows used in investing activities ...............         (10,832)
                                                                       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net payments under term loans .................................            (118)
Net borrowings under revolving credit facility ................          21,678
Net repayments of non U.S. bank loans .........................            (318)
Net borrowings other debt .....................................          10,901
Payment of deferred financing costs ...........................          (3,136)
                                                                       --------
    Net cash flows provided by financing activities ...........          29,007
                                                                       --------
    Net increase in cash ......................................          12,850
    Cash balance, beginning of year ...........................           6,261
                                                                       --------
    Cash balance, end of year .................................        $ 19,111
                                                                       ========

SUPPLEMENTAL CASH FLOW DATA:

Interest paid .................................................        $ 14,675

Income taxes paid .............................................             100

NON-CASH TRANSACTIONS:

Capital expenditures financed under capital leases ............             153

          See accompanying Notes to Consolidated Financial Statements.

                           SHC, INC. AND SUBSIDIARIES

               STATEMENT OF CONSOLIDATED SHAREHOLDERS' DEFICIENCY
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                          (DOLLAR AMOUNTS IN THOUSANDS)


                                                       ADDITIONAL
                                  PREFERRED   COMMON    PAID-IN      ACCUMULATED
                                    STOCK     STOCK     CAPITAL         DEFICIT
                                  ---------   ------   ----------    -----------
December 31, 2001 .............   $ 100,000   $  987   $  465,942    $  (926,970)
Net loss ......................                                          (78,823)
Minimum Pension Liability .....
Currency translation adjustment

Comprehensive loss ............

Amortization of deferred
  compensation.................
Recapitalization ..............   (100,000)     (939)      99,637
                                  ---------   ------   ----------    -----------
December 31, 2002 .............   $      --   $   48   $  565,579    $(1,005,793)
                                  =========   ======   ==========    ===========

                                                             ACCUMULATED
                                                               OTHER
                                  TREASURY     DEFERRED     COMPREHENSIVE               COMPREHENSIVE
                                    STOCK    COMPENSATION       LOSS           TOTAL        LOSS
                                  --------   ------------   -------------   ---------   -------------
December 31, 2001 .............   $   (128)  $       (100)  $      (3,109)  $(363,378)
Net loss ......................                                               (78,823)  $     (78,823)
Minimum Pension Liability .....                                    (6,769)     (6,769)         (6,769)
Currency translation adjustment                                      (456)       (456)           (456)
                                                                                        -------------
Comprehensive loss ............                                                         $     (86,048)
                                                                                        =============
Amortization of deferred
  compensation.................                        17                          17
Recapitalization ..............        128             83                      (1,091)
                                  --------   ------------   -------------   ---------
December 31, 2002 .............   $     --   $         --   $     (10,334)  $(450,500)
                                  ========   ============   =============   =========

          See accompanying Notes to Consolidated Financial Statements.

                           SHC, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE A -- ORGANIZATION

      BUSINESS - SHC, Inc. (formerly Spalding Holdings Corporation) and subsidiaries (together, the "Company") is a global manufacturer and marketer of branded consumer products serving the sporting goods markets under the primary trade names SPALDING(R), TOP-FLITE(R), ETONIC(R), STRATA(R), BEN HOGAN(R) and DUDLEY(R). The sole subsidiary of the Company at December 31, 2002 is Spalding, Inc., n/k/a TF Estate Inc. The sole subsidiary of Spalding, Inc. is Spalding Sports Worldwide, Inc., n/k/a TFGC Estate Inc. ("Spalding") which markets and licenses a variety of recreational and athletic products such as golf balls, golf clubs, golf shoes, golf bags and accessories, basketballs, volleyballs, footballs, soccer balls, softballs and clothing, shoes and equipment for many other sports.

      GOING CONCERN - For the year ended December 31, 2002, the Company reported a net loss totaling $78,823, and at December 31, 2002, had a working capital deficiency of $545,641, $617,393 in total current outstanding debt, and a stockholders' deficit of $450,500. The Company has experienced significant liquidity issues and has defaulted on its debt obligations. Without the benefit of a recapitalization of the Company's debt structure or a material infusion of cash it is unlikely the Company will meet its debt obligations in 2003.

      The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed above and as shown in the accompanying financial statements, the Company has defaulted on its debt obligations, has substantial operating and liquidity issues, and on June 30, 2003 the Company filed for voluntary bankruptcy protection and reorganization under Chapter 11 of the United States Bankruptcy Code, all of which raise substantial doubt about the Company's ability to continue as a going concern. There can be no assurance that the Company will be able to restructure successfully its indebtedness or that its liquidity and capital resources will be sufficient to maintain its normal operations. These financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern. The accompanying financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to prepetition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Company; or (d) as to operations, the effect of any changes that may be made in its business.

      RECENT DEVELOPMENTS - In December 2002, the Company adopted a plan to sell certain assets related to the Sporting Goods and Etonic shoe and glove businesses, the proceeds of which would be used to repay outstanding indebtedness. On April 8, 2003, the Company completed the sale of the Etonic shoe and glove business to Etonic Worldwide LLC and on May 16, 2003, the Company completed the sale of the Sporting Goods business to Russell Corporation. The Company received proceeds of $61,647 in conjunction with these transactions and recognized a gain of $20,457 (net of tax expense of $6,519). The Company used approximately $47,000 of the proceeds to pay down a portion of its outstanding debt and accrued interest. After the transaction with Russell Corporation, the Company changed the name of Spalding to The Top-Flite Golf Company.

      On June 30, 2003, the Company filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code, together with a prepackaged plan to sell substantially all of the assets of The Top-Flite Golf Company to the Callaway Golf Company, with the U.S. Bankruptcy Court for the District of Delaware. The Top-Flite Golf Company's international operations were part of the sale, but were not part of the bankruptcy process. The court-ordered auction was held on September 3, 2003, and on September 4, 2003, the Bankruptcy Court approved Callaway Golf Company's offer to purchase substantially all the assets of The Top-Flite Golf Company for approximately $169,294 in cash, and the assumption of approximately $5,069 debt and the assumption of certain operating liabilities. The cash portion of the purchase price was subject to adjustments for the amount of inventory and accounts receivable delivered. The sold assets included working capital (inventory and accounts receivable), fixed assets and all golf patents, trademarks and intellectual property. On September 15, 2003, the Company completed the sale of the assets of The Top-Flite Golf Company U.S. operations and on October 1, 2003 completed the sale of certain additional assets related to The Top-Flite Golf Company's international operations. Based on the actual amount of inventories and accounts receivable delivered, and certain other adjustments, the cash portion of the purchase price was adjusted downward by approximately

$10,149. Accordingly, the adjusted cash portion of the purchase price was approximately $159,145.

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of SHC, Inc. and its subsidiaries, all of which are wholly-owned. All inter-company accounts and transactions have been eliminated in consolidation.

      REVENUE RECOGNITION - Sales are recognized when both title and risk of loss transfer to the customer. Sales are recorded net of an allowance for sales returns and sales programs. Sales returns are estimated based upon historical returns, current economic trends, changes in customer demands and sell through of products. The Company also records estimated reductions to revenue for sales programs such as customer sales programs and incentive offerings. Sales program accruals are estimated based upon the attributes of the sales program, management's forecast of future product demand, and historical customer participation in similar programs. Royalty income is recorded as underlying product sales occur, subject to certain minimums, in accordance with the related licensing agreements.

      FAIR VALUE OF FINANCIAL INSTRUMENTS - The estimated fair value of amounts reported in the consolidated financial statements has been determined by using available market information and appropriate valuation methodologies. The carrying value of all current assets and current liabilities approximates fair value because of their short-term nature.

      INVENTORIES are stated at the lower of cost or market (First-in, First-out). Reserves to adjust slow-moving inventory and obsolete inventory to lower of cost or market are provided based on historical experience and current product demand.

      PROPERTY, PLANT AND EQUIPMENT - These assets are stated at cost and are depreciated principally using the straight-line method over estimated useful lives, which range from 3 to 20 years. Certain assets are depreciated for income tax purposes using accelerated methods.

      GOODWILL AND INTANGIBLE ASSETS - Amortization of goodwill and intangible assets ceased with the adoption of SFAS No. 142. Intangible assets are tested for impairment consistent with the provisions of SFAS No. 142. As a result of the economic uncertainty, decrease in rounds played, combined with increased competitive pressures, at year-end the Company performed its impairment test and recognized an impairment charge related to the goodwill associated with its Golf and Etonic shoe and glove businesses. See Note F.

      IMPAIRMENT OF LONG-LIVED ASSETS - The Company evaluates its long-lived assets for impairment annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The Company compares the carrying value of its long-lived assets to an estimate of their expected future cash flows (undiscounted and without interest charges) to evaluate the reasonableness of the carrying value and remaining depreciation or amortization period. If the sum of the expected future cash flows is less than the carrying amount of the asset, an impairment is recognized.

      DEFERRED FINANCING COSTS - The costs incurred to obtain financing agreements have been capitalized and are amortized using the interest method over the term of the related debt. In connection with the recapitalization on April 23, 2002, the Company wrote off deferred financing costs of $3,962. See Note H.

      INCOME TAXES - Income tax expense/benefit is based on reported earnings/loss before income taxes. Deferred income taxes reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. In accordance with Statement of Financial Accounting Standards No. 109 ("SFAS 109"), deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years the temporary differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that the change in rate is enacted. The Company provides a valuation allowance for its deferred tax asset when, in the opinion of management, it is more likely than not that such assets will not be realized.

      RETIREMENT PLANS AND POSTRETIREMENT BENEFITS - Current service costs of retirement plans and post-retirement healthcare and life insurance benefits are accrued annually. Prior service costs resulting from amendments to the plans are amortized over the average remaining service period of employees expected to receive benefits.

      EMPLOYEE STOCK OWNERSHIP PLANS - Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), and related interpretations. Accordingly, compensation cost for the stock options included under the Company's 2002 Stock Award Plan for Key Employees of SHC, Inc. and Subsidiaries (the "2002 Employee Stock Ownership Plan") is measured as the excess, if any, of the fair value of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. As of April 23, 2002, the Company's 1996 Stock Purchase and Option Plan for Key Employees of Spalding Holdings Corporation and Subsidiaries (the "1996 Employee Stock Ownership Plan") was terminated and all shares and options cancelled.

      ADVERTISING - Advertising costs (other than production media) are expensed as incurred. Costs associated with production media (television commercials) are expensed in the year when the advertising first takes place. Advertising and promotion expenses amounted to $50,331 in 2002.

      CURRENCY TRANSLATION - Non-U.S. currency-denominated assets and liabilities are translated into U.S. dollars at the exchange rates existing at the balance sheet dates. Income and expense items are translated at the average exchange rates during the respective periods. Translation adjustments resulting from fluctuations in the exchange rates are recorded as a separate component of shareholders' deficiency as accumulated other comprehensive loss.

      CURRENCY EXCHANGE CONTRACTS - Open forward currency exchange contracts are marked-to-market using the forward rates at each balance sheet date and the change in market value is recorded by the Company as a currency gain or loss. As of December 31, 2002, the Company had no foreign exchange forward contracts outstanding.

      CONCENTRATION OF CREDIT RISK - The Company sells a broad range of consumer products in North America, Europe and the Pacific Rim. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base. Ongoing credit evaluations of customers' financial condition are performed and, generally no collateral is required. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations. During 2002, the Company's sales to one U.S. customer amounted to 13% of net sales. No other customer exceeded 10% of net sales in 2002.

      USE OF ESTIMATES - The preparation of the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of sales and expenses during the reported period. Actual results could differ from these estimates.

      CASH AND CASH EQUIVALENTS - For purposes of the statements of consolidated cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

      NEW ACCOUNTING PRONOUNCEMENTS - In May 2003, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 150, "Accounting for Certain Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 clarifies the accounting for certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in statements of financial position. Previously, many of those financial instruments were classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company does not believe that the adoption of SFAS No. 150 will have a significant impact on its financial statements.

      In January 2003, the FASB issued Interpretation ("FIN") No. 46, "Consolidation of Variable Interest Entities." In general, a variable interest entity is a corporation, partnership, trust, or any other legal entity used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN No. 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The consolidation requirements of FIN No. 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period ending after December 15, 2003. Certain of the disclosure requirements apply to all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The adoption of FIN No. 46 has not had, and is not expected to have, a material impact on the Company's financial position or results of operations.

      In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure -- an Amendment of FASB Statement No. 123." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require in both annual and interim financial statements prominent disclosures about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company is required to follow the prescribed disclosure format and has provided the additional disclosures required by SFAS No. 148 for the annual period ended December 31, 2002 (see Note L).

      In November 2002, the FASB issued FIN No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," an interpretation of FASB Statements No. 5, 57 and 107, and rescission of FASB Interpretation No. 34, "Disclosure of Indirect Guarantees of Indebtedness of Others." FIN No. 45 elaborates on the disclosures to be made by the guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, while the provisions of the disclosure requirements are effective for financial statements for interim or annual periods ending after December 15, 2002. The adoption of FIN No. 45 has not had a material impact on the Company's results of operations or financial position.

      In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of such costs covered by the standard include lease termination costs and certain employee severance costs associated with a restructuring, discontinued operation, plant closing or other exit or disposal activity. SFAS No. 146 is effective prospectively for exit and disposal activities initiated after December 31, 2002. As the provisions of SFAS No. 146 are to be applied prospectively after its adoption date, the Company cannot determine the potential effects that the adoption of SFAS No. 146 will have on its results of operations or financial position.

      In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that Statement, SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." SFAS No. 145 also rescinds SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers." SFAS No. 145 amends SFAS No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of SFAS No. 145 related to the rescission of SFAS No. 4 were adopted on January 1, 2003. The provisions related to SFAS No. 13 are effective for transactions occurring after May 15, 2002. All other provisions of SFAS No. 145 are effective for financial statements issued after May 15, 2002. The adoption of SFAS No. 145 required the Company to reclassify debt extinguishment costs that do not meet the criteria of an extraordinary item under APB 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" from an extraordinary item to income from operations (see Note H).

      The Company adopted Emerging Issues Task Force No. 01-9, "Accounting for Considerations Given by a Vendor to a Customer" as of January 1, 2002. This authoritative accounting guidance requires the treatment of certain vendor considerations (i.e., volume discounts) as reductions of revenue instead of selling and marketing expenses.

NOTE C -- DISCONTINUED OPERATIONS

      In December 2002, the Company adopted a plan to sell the assets related to the Sporting Goods and Etonic shoe and glove businesses. This plan was devised in reaction to the Company's significant liquidity issues and the need to generate cash to repay its bank debt. Based on these events, these businesses were classified as discontinued operations as of December 31, 2002. On April 8, 2003, the Company completed the sale of its Etonic shoe and glove business, and trademark name to Etonic Worldwide LLC, and on May 16, 2003, the Company completed the sale of its Sporting Goods business and trademark name to Russell Corporation. The Company received proceeds of $61,647 in conjunction with these transactions and recognized a gain of $20,457 (net of tax expense of $6,519). The Company used approximately $47,000 of the proceeds to pay down a portion of its outstanding debt and accrued interest.

      The assets and liabilities of the Sporting Goods and Etonic shoe and glove discontinued operations have been separately classified in the Consolidated Balance Sheet as of December 31, 2002. The assets and liabilities of the discontinued operations consisted of the following:

                                                                             SPORTING
                                                                   ETONIC      GOODS     TOTAL
                                                                  --------   --------   -------
          Inventories..........................................   $  4,847   $  9,644   $14,491
          Other current assets ................................         --        195       195
                                                                  --------   --------   -------
          Total current assets of discontinued operations .....      4,847      9,839    14,686
                                                                  ========   ========   =======
          Property, plant and equipment, net ..................        525        231       756
          Goodwill and intangible assets, net .................         --     21,090    21,090
                                                                  --------   --------   -------
          Total noncurrent assets of discontinued operations ..        525     21,321    21,846
                                                                  ========   ========   =======
          Other current liabilities ...........................        104        530       634
                                                                  --------   --------   -------
          Total current liabilities of discontinued operations         104        530       634
                                                                  ========   ========   =======

      Net sales of the Sporting Goods and Etonic shoe and glove businesses were $85,895 for the year ended December 31, 2002. Net interest expense allocated to the Sporting Goods and Etonic shoe and glove discontinued operations was $762 for the year ended December 31, 2002. This amount represents interest expense related to $10,467 of debt that was required to be repaid as a result of the disposal transaction. The operations of the Sporting Goods and Etonic shoe and glove businesses have been separately classified in the Consolidated Statement of Operations as of December 31, 2002, as income from discontinued operations, and exclude general corporate overhead charges and other expenses previously allocated to the businesses. The operations of the Sporting Goods and Etonic shoe and glove businesses are comprised of the following:

                                                                             SPORTING
                                                                   ETONIC     GOODS      TOTAL
                                                                  --------   --------   -------
      Net sales................................................   $ 15,301   $ 70,594   $85,895
                                                                  ========   ========   =======


      Pre-tax (loss) income from discontinued operations.......   $(12,816)  $ 13,574   $   758
      Income tax benefit (expense).............................      4,485     (4,751)     (266)
                                                                  --------   --------   -------
      (Loss) income from discontinued operations...............   $ (8,331)  $  8,823   $   492
                                                                  ========   ========   =======

NOTE D -- INVENTORIES

                                                             DECEMBER 31,
                                                                 2002
                                                             ------------
          Finished goods ...........................         $     24,073
          Work in process ..........................                4,171
          Raw materials ............................               11,106
                                                             ------------
          Total inventories ........................         $     39,350
                                                             ============

NOTE E -- PROPERTY, PLANT AND EQUIPMENT, NET

                                                             DECEMBER 31,
                                                                 2002
                                                             ------------
          Land .....................................         $      2,541
          Buildings and building improvements ......               37,186
          Machinery and equipment ..................               82,096
          Construction in progress .................                5,202
                                                             ------------
                                                                  127,025

          Accumulated depreciation .................              (78,576)
                                                             ------------
            Property, plant and equipment, net .....         $     48,449
                                                             ============

NOTE F - GOODWILL AND INTANGIBLE ASSETS

      Effective January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." As a result of adopting SFAS No. 142, the Company's goodwill and intangible assets are no longer amortized, but are subject to an annual impairment test. The following sets forth the intangible assets by major asset class:


                                                          DECEMBER 31,
                                                              2002
                                                          ------------
          Non-Amortizing
            U.S. Trademark.........................       $     39,649
            Non-U.S. Trademark.....................              7,607
            Pension................................              1,135
                                                          ------------
          Total intangible assets                         $     48,391
                                                          ============

      The goodwill test for impairment consists of a two-step process that begins with an estimation of the fair value of a reporting unit. The first step is a screen for potential impairment and the second step measures the amount of impairment, if any. SFAS No. 142 requires an entity to complete the first step of the transitional goodwill impairment test within six months of adopting the Statement. The Company has completed the first step of the test as of January 1, 2002 and no impairment was present. In accordance with SFAS No. 142, the Company has completed the fair value analysis for goodwill and other intangible assets as of December 31, 2002, and concluded that an impairment existed in its Etonic shoe and glove and Golf businesses. The Company recorded an impairment charge on goodwill and intangibles assets based on the fair market value of those businesses which was determined using a discounted cash flow model and consideration of the actual proceeds from the sales of those businesses in 2003. The Company recorded an impairment charge of $18,431 relating to the golf business which has been recorded within continuing operations. In addition, an impairment charge of $12,387 to goodwill and intangible assets was recorded within discontinued operations as it relates to the Etonic shoe and glove business. Changes in goodwill and intangible assets during the year ended December 31, 2002 were due to the impairment charges, reclassification of $21,090 to non-current assets of discontinued operations and an additional pension intangible asset of $277.

NOTE G -- ACCRUED EXPENSES

                                                          DECEMBER 31,
                                                              2002
                                                          ------------
          Compensation and other employee benefits        $      4,373
          Interest ................................             20,154
          Advertising and promotion ...............              5,032
          Other, principally operating expenses ...             14,250
                                                          ------------

               Total accrued expenses .............       $     43,809
                                                          ============

NOTE H - RECAPITALIZATION

      On April 23, 2002 the Company reached an agreement of debt exchange and recapitalization with holders of the majority of its 10-3/8% Series B Senior Subordinated Notes due 2006. As a result of the debt exchange, the holders exchanged $189,375 of the Company's outstanding Subordinated Notes (the "Old Notes") and all accrued but unpaid interest on the Old Notes, for $94,688 in aggregate principal amount of new notes issued by Spalding, Inc., a newly-formed wholly-owned subsidiary of the Company and the holder of 100% of the stock of Spalding Sports Worldwide, Inc. (the "New Notes") and shares of common stock of the Company representing 88% of the outstanding stock of the Company. The New Notes bear interest at 9.5% and mature in 2008, unless the Company fails to consummate a complete refinancing of its indebtedness under its outstanding credit agreement, in which event the maturity of the New Notes will be accelerated to 2006. Interest will initially be payable in kind through the issuance of additional New Notes in aggregate principal amount equal to the amount of interest payable. After May 1, 2005, the New Notes will pay interest in cash if certain financial targets are met.

      The Company also received approval of amendments to its senior credit facility from a majority of the participating banks. The amendments provide for an additional $10,000 of funding from the Company's majority equity holder and modified certain compliance measurements, including the addition of a 2.75% interest rate floor on "eurodollar" loans. The market rate of "eurodollar" loans at December 31, 2001 was 1.82%. The covenant changes were effective as of December 31, 2001 and the additional borrowing capacity became available on April 24, 2002.

      In connection with the recapitalization, all authorized issued and outstanding common stock, preferred stock, options and warrants of the Company, then known as "Spalding Holdings Corporation", were cancelled upon the written consent of a majority of the holders of such securities. In addition, all shares of common stock and stock options issued and outstanding under the 1996 Employee Stock Option Plan, and all other options previously issued, were cancelled.

      The former holder of Variable Rate Cumulative Preferred Stock and Stock Purchase Warrants received 7.8% of the outstanding common stock of the Company and was granted 10-year warrants to purchase 8.9% of the authorized stock of the Company and tandem offsetting options to purchase common stock of the Company on the closing date in exchange for its liquidation preference. The warrants are exercisable at an increasing price that will provide the holders of the Old Notes with a 100% pro forma recovery of the Old Notes plus 10 3/8% interest that would have accrued through the exercise date.

      As a result of the recapitalization, the Company recorded a pre-tax gain of $35,090. The Company also recorded a liability of $165,583 related to the issuance of the New Notes, which is comprised of $94,688 of aggregate principal New Notes and $70,895 of future interest payments related to the New Notes.

NOTE I - DEBT

      The Company's U.S. operations have long-term bank financing arrangements to support working capital needs and other general corporate requirements. The operations utilized these arrangements primarily by use of direct bank borrowings, acceptances and letters of credit. The Company's non-U.S. subsidiaries have short-term bank financing arrangements to support international working capital requirements. The subsidiaries utilize these arrangements by use of direct bank borrowings and letters of credit.

      Long-term debt consists of the following:

                                                 INTEREST RATE AT
                                                 DECEMBER 31, 2002    MATURITY   DECEMBER 31, 2002
                                                 -----------------   ---------   -----------------
Bank Agreement:
     Term Loans (Tranches A-E)                           8.25-9.75%  2003-2006   $         182,219
     Revolving Credit Facility                                8.25%       2003             247,978
Senior Subordinated Notes (New Notes)                          9.5%       2008             165,583
Senior Subordinated Notes (Old Notes)                       10 3/8%       2006              10,625
Other Indebtedness (Mass Development)                         7.57%       2018               6,000
Notes payable to foreign banks and other debt           5.10-16.95%       2003               4,988
                                                                                 -----------------
                                                                                           617,393
                                                                                 -----------------
Less current portion                                                                       617,393
                                                                                 -----------------
Total long-term debt                                                             $              --
                                                                                 =================

      CREDIT FACILITY - On September 30, 1996, the Company entered into a secured credit facility (the "Credit Facility") with a syndicate of banks and other financial institutions, which has been subsequently amended. The Credit Facility provided for a $695,000 maximum credit commitment, however, this commitment has been reduced to $442,213 based on required prepaid amounts in connection with receipt of proceeds from asset dispositions. The Company's Credit Facility includes Term Loans, consisting of Tranches A through E, and a $259,994 Revolving Credit Loan. The Revolving Credit Loan expired in September 2003; availability under the facility at December 31, 2002 was $440, after reduction of $11,575 for outstanding letters of credit.

      All Term Loans and Revolving Credit Loans incurred interest during 2002, at the Company's option, at either: (A) a "base rate" equal to the higher of (i) the federal funds rate plus 0.50% per annum or (ii) the administrative agent's prime rate, plus (a) in the case of Term Loan A and Term Loan E, a debt to EBITDA-dependent rate ranging from 0.50% to 2.00% per annum, (b) in the case of Term Loan B, 2.25% to 2.50% per annum, (c) in the case of Term Loan C, 2.75% to 3.00% per annum, (d) in the case of Term Loan D, 3.25% to 3.50% per annum, (e) in the case of the Revolving Credit Loans and the Swingline Loans included in the Revolving Credit Facility, a debt to EBITDA-dependent rate ranging from 0.50% to 2.00% per annum or (B) a "eurodollar rate" plus (i) in the case of Term Loan A and E, a debt to EBITDA-dependent rate ranging from 1.125% to 3.00% per annum, (ii) in the case of Term Loan B, 3.25% to 3.50% per annum,
(iii) in the case of Term Loan C, 3.75% to 4.00% per annum, (iv) in the case of Term Loan D, 4.25% to 4.50% per annum or (v) in the case of Revolving Credit Loan, a debt to EBITDA-dependent rate ranging from 1.125% to 3.00% per annum. Swingline Loans, included in the Revolving Credit Facility, may only be "base rate" loans. In addition, the April 23, 2002 amendment included the addition of a 2.75% interest rate floor on "eurodollar" loans.

      The Company paid a commitment fee calculated during 2002 at a debt to EBITDA-dependent rate ranging from 0.45% to 0.75% per annum of the available unused commitment under the Revolving Credit Loan in effect on each day. Such fee is payable quarterly in arrears and upon termination of the Revolving Credit Loan. In addition, the Company pays a fee to the administrative agent of $100 per annum, payable quarterly in arrears.

      The Company incurred a letter of credit fee calculated during 2002 at a debt to EBITDA-dependent rate ranging from 1.00% to 2.875% per annum of the face amount of each letter of credit and a fronting fee calculated at a rate equal to 0.125% per annum of the face amount of each letter of credit. Such fees, except fronting fee, are payable quarterly in arrears and upon the termination of the Revolving Credit Loan. In addition, the Company pays customary transaction charges in connection with any letters of credit.

      The Term Loans are subject to mandatory prepayments (i) with the proceeds of certain asset sales and certain debt offerings (excluding the Senior Subordinated Notes) and (ii) on an annual basis with 50% of the Company's excess cash flow (as defined in the Credit Facility) for so long as the ratio of the Company's total debt (as defined in the Credit Facility) to EBITDA (as defined in the Credit Facility) is greater than 4.0 to 1.0.

      The Credit Facility prohibits the Company from repurchasing any senior subordinated notes subject to limited exceptions. The Company's obligations under the Credit Facility are secured by a pledge of the stock of certain of its subsidiaries and a security interest in substantially all other tangible and intangible assets, including accounts receivable, inventory, equipment and contracts.

      The Credit Facility contains customary covenants and restrictions on the Company's ability to engage in certain activities including (i) limitations on liens, (ii) limitations on consolidations and mergers of the Company and sales of the assets of the Company, (iii) restrictions on the purchase, redemption or acquisition of any capital stock, equity interest or any other obligations or other securities and restrictions on the advances, loans, extension of credit or capital contributions to, or investments in, other entities, (iv) restrictions on additional indebtedness to be incurred by the Company, (v) restrictions on payments of dividends or other distribution of assets, and (vi) compliance with certain financial covenants relating to certain interest coverage, fixed charge ratios, and a leverage ratio. The Credit Facility includes customary events of default.

      The Company's financing agreements (covering the Credit Facility, Senior Subordinated Notes (Old & New), other indebtedness and short-term borrowings) contain financial covenants. Beginning in June 2002, the Company was in default with respect to non-payment of interest and failure to comply with certain financial performance covenants under these agreements. As a consequence, all of the long-term indebtedness of the Company has been classified as debt due within one year. The Company signed forbearance agreements (effective through September 30, 2003) with its lenders that provided the Company a period of time to arrange alternative financing. As of September 30, 2003, the Company was in default of all of its outstanding debt obligations. The forbearance agreements provided for a deferral of all interest payments, and also provides a forbearance through the same time frame on the Company's financial covenants. The agreement also requires that the Company convert its existing eurodollar loans to base rate loans as those loans mature, and adds 2.0% to the Company's effective interest rate. The additional 2.0% interest rate will be retroactively cancelled if the Company makes prepayments of principal of $100,000 or more prior to January 31, 2003. The agreements also provided for an additional $10,000 of funding and the Company's principal owner has acquired a participation in the funding. The agreements also established a plan of repayment on any and all interest and principal in connection with any asset disposition.

      The fair value of the Company's Credit Facility is estimated based on the quoted market price for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. At December 31, 2002, based on market quotes for the same or similar securities it is estimated that the Credit Facility was approximately 40% of the original face value based on dealer quotes.

      SENIOR SUBORDINATED NOTES - On September 30, 1996, the Company issued 10 3/8% Senior Subordinated Notes. In January 1997, the Company completed a public debt offering which resulted in the Company exchanging its 10 3/8% Senior Subordinated Notes for new 10 3/8% Series B Senior Subordinated Notes (the "Old Notes"). The Old Notes will mature on October 1, 2006 and are unsecured senior subordinated obligations of the Company. Interest on the Old Notes is payable semiannually April 1 and October 1 of each year. The Old Notes are redeemable at the option of the Company, in whole or in part, at any time on or after October 1, 2001.

      The 9.5% Senior Subordinated Notes due 2008, issued as a result of the recapitalization ("New Notes"), are general unsecured obligations of Spalding, Inc. The Notes are subject to redemption at the option of Spalding, Inc., in whole or in part, at a redemption price equal to 100% of the aggregated principal amount, plus any accrued and unpaid interest.

      At December 31, 2002, the estimated fair value of the Old Notes and New Notes was indeterminable due to lack of trading activity.

        OTHER INDEBTEDNESS - At December 31, 2002 other indebtedness consists of a 7.57% note in the amount of $6,000, incurred in 1998 in connection with the construction of a new warehouse located in Chicopee, MA., due in monthly installments through February 2018. The interest rate on the $6,000 loan will convert after five years to 300 basis points over the one-year U.S. Treasury rate. There are no amortization requirements for the first five years of the loan followed by principal payments of $33 per month until maturity. The Lender has been granted a security interest in the warehouse.

NOTE J -- INCOME TAXES

      Net loss from continuing operations before income taxes and extraordinary loss in the United States and outside the United States, along with the components of the income tax provision (benefit), are as follows:

                                                                     YEAR
                                                                     ENDED
                                                                  DECEMBER 31,
                                                                     2002
                                                                  ------------
          Loss from continuing operations before income taxes:
            United States.....................................    $    (31,052)
            Other nations.....................................          (3,515)
                                                                  -------------
                    Total.....................................    $    (34,567)
                                                                  =============
          Income tax provision (benefit):
            Current taxes:
               Federal taxes..................................    $          0
               State taxes....................................             133
               Other nations' taxes...........................             658
                                                                  ------------
                    Total.....................................    $        791
                                                                  ------------
            Deferred taxes:
               Federal taxes..................................    $     43,957
               Other nations' taxes...........................               0
                                                                  ------------
                    Total.....................................          43,957
                                                                  ------------
                    Total income taxes expense................    $     44,748
                                                                  ============

      The differences between the effective income tax rate and the U.S. statutory rate are as follows:

                                                                     YEAR
                                                                     ENDED
                                                                  DECEMBER 31,
                                                                      2002
                                                                  ------------
          U.S. statutory rate (benefit).......................             (35)%
          State income taxes, net of federal benefit                         0
          Net U.S. valuation allowance........................             157
          Non-U.S. losses with no taxes recorded and
            other international differences...................               5
          Other...............................................               2
                                                                  ------------
            Effective tax rate................................             129%
                                                                  ============

      Under the asset and liability method prescribed by SFAS 109, deferred income taxes, net of appropriate valuation allowances, are provided for the temporary differences between the financial reporting and tax basis of assets and liabilities using enacted tax rates expected to apply to taxable income in the years the temporary differences are expected to reverse. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2002 are as follows:

                                                                      2002
                                                                  ------------
          Deferred tax assets:
            Net operating loss carryforwards                      $    118,870
            Acquired non-U.S. trademarks......................          22,984
            Accrued interest..................................          25,559
            Postretirement benefits...........................           3,374
            Pension...........................................           2,910
            Accrued liabilities...............................           4,705
            Depreciation......................................           1,157
            Other.............................................           3,031
                                                                  ------------
               Gross deferred tax assets......................    $    182,590
                                                                  ------------

          Deferred tax liabilities:
            Intangibles Amortization..........................    $     (9,798)
            Other.............................................              --
                                                                  ------------
               Gross deferred tax liabilities                     $     (9,798)
                                                                  ------------

          Net deferred tax asset before
            valuation allowance                                   $    172,792
          Valuation allowance                                         (172,792)
                                                                  ------------

          Net deferred tax asset after
          valuation allowance                                     $         --
                                                                  ============

      On December 31, 2002, the Company had net operating loss carryforwards of $308,364 consisting of $278,726 from U.S. operations that expire between 2011 and 2021, and $29,638 in non-U.S. operations, some of which begin to expire in 2003 and others which are carried forward indefinitely. The U.S. net operating losses are subject to limitations under Internal Revenue Code Section 382 which will limit the amount by which existing federal net operating losses can offset income in future years. As a result of this limitation and uncertainties regarding the realization of future tax benefits, deferred tax assets have been offset by valuation allowances of $172,792 at December 31, 2002.

NOTE K -- PENSION PLANS AND POSTRETIREMENT BENEFITS

      The Company's United States operations have noncontributory, defined benefit pension plans covering substantially all employees. These plans provide employees with pension benefits that either are based on age and compensation or are based on stated amounts for each year of service. The Company's funding policy is to contribute annually the minimum amounts permitted by the Internal Revenue Code. Plan assets are invested in a broadly diversified portfolio consisting primarily of common stock and fixed income securities.

      The Company also provides certain postretirement health care and life insurance benefits for its domestic retired employees and their dependents. Substantially all of the Company's United States employees may become eligible for those benefits if they reach normal retirement age while working for the Company. Most international employees are covered by government sponsored programs and the cost to the Company is not significant. The Company does not fund retiree health care benefits in advance and has the right to modify these plans in the future.

      The December 31, 2002 funded status of the Company's United States defined benefit pension and post retirement plans consists of the following:

                                                              PENSION       POSTRETIREMENT
                                                              BENEFITS        BENEFITS
                                                            DECEMBER 31,     DECEMBER 31,
                                                               2002             2002
                                                            ------------    --------------
          CHANGES IN BENEFIT OBLIGATION
          Benefit obligation at beginning of period.....    $    (43,465)   $       (7,594)
          Service cost..................................          (1,946)             (226)
          Interest cost.................................          (2,943)             (503)
          Actuarial loss ...............................          (1,878)              (20)
          Benefits paid.................................           4,868               461
                                                            ------------    --------------
          Benefit obligation at end of period...........    $    (45,364)           (7,882)
          CHANGE IN PLAN ASSETS
          Market value of assets at beginning of  period    $     35,954
          Actual return on assets.......................          (6,120)
          Employer contributions received during period.           1,350
          Benefits paid during period...................          (4,868)
                                                            ------------
          Market value of assets as end of period.......          26,316
                                                            ------------
          Unfunded status...............................         (19,048)   $       (7,882)
          Unrecognized net transition  asset............             (39)               --
          Unrecognized prior service cost...............            (193)               81
          Unrecognized net (gain)/loss..................           8,765              (599)
          Additional minimum pension liability..........          (7,904)               --
                                                            ------------    -------------
          Accrued benefit costs.........................    $    (18,419)   $      (8,400)
                                                            ============    ==============

      In accordance with the provisions of SFAS No. 87, the Company recorded a minimum pension liability at December 31, 2002 of $7,046, for circumstances in which a pension plan's accumulated benefit obligation exceeded the fair value of the plan's assets and accrued pension liability. Such liability in 2002 was offset by a charge to accumulated other comprehensive income of $6,769 and the recognition of an intangible asset of $277 related to unrecognized prior service cost.

      Assumptions used in accounting for United States defined benefit pension plans as of December 31, 2002:

                   WEIGHTED-AVERAGE ASSUMPTIONS AT END OF YEAR

                                                    DECEMBER 31,
                                                        2002
                                                   --------------
                 Discount rate.................              6.50%
                 Expected return on plan assets              9.00%
                 Rate of compensation increase.              4.25%

                                                      PENSION
                                                    BENEFITS FOR
                                                   THE YEAR ENDED
                                                    DECEMBER 31,
                                                        2002
                                                   --------------
               COMPONENTS OF NET PERIODIC
                 BENEFIT COSTS
               Service costs...................    $        1,946
               Interest costs..................             2,943
               Expected return on assets.......            (3,025)
               Amortization of unrecognized
                 transition asset..............               (15)
               Amortization of unrecognized
                 prior service costs...........                (3)
               Amortization of unrecognized
                 net gain......................               (21)
                                                   --------------

               Net periodic cost...............    $        1,825
                                                   ==============

                                                   POST-RETIREMENT
                                                    BENEFITS FOR
                                                   THE YEAR ENDED
                                                    DECEMBER 31,
                                                        2002
                                                   ---------------
               COMPONENTS OF NET PERIODIC
                 BENEFIT COSTS
               Service costs...................    $           227
               Interest costs..................                503
               Amortization of unrecognized
                 prior service costs...........                 14
               Amortization of unrecognized
                 net gain......................               (144)
                                                   ---------------
               Net periodic costs..............    $           600
                                                   ==============

      Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                                      1-PERCENTAGE      1-PERCENTAGE
                                                                     POINT INCREASE    POINT DECREASE
                                                                     --------------    --------------
          EFFECT ON TOTAL OF SERVICE AND INTEREST COST COMPONENTS    $           74    $          (68)
          EFFECT ON POSTRETIREMENT BENEFIT OBLIGATION............    $          565    $         (537)

      The Company's United States operations and most non-U.S. subsidiaries have separate defined contribution plans. The purpose of these defined contribution plans is generally to provide additional financial security during retirement by providing employees with an incentive to make regular savings. Company contributions to the plans are based on employee contributions or compensation. The non-U.S. plans are integrated with the benefits required by the laws of the various countries. The Company's defined contribution plans' expenses totaled $433 in 2002.

      In October 2003, the Board of Directors of the Company expressed their intent to terminate the pension plans, subject to the U.S. Bankruptcy Court approval. Effective September 30, 2003, the Company decided to terminate the 401(k) plans and has the intention to transfer existing account balances into successor plans.

NOTE L -- SHAREHOLDERS' EQUITY

      PREFERRED STOCK - On September 27, 1996 the Company's certificate of incorporation was amended to establish and authorize 50,000,000 shares of preferred stock, $.01 par value, with other preferences and attributes to be determined by the Board of Directors at the time of each issuance of preferred stock.

      On August 20, 1998, the Company and KKR 1996 Fund entered into an investment agreement whereby the Company agreed to sell to KKR 1996 Fund 1,000,000 shares of nonvoting, cumulative, variable rate preferred stock with a face value and liquidation value of $100 a share (the "Cumulative Preferred Stock") together with detachable stock purchase warrants (the "Warrants") for $100,000. The Warrants allowed KKR 1996 Fund to purchase 44,100,000 shares of the Company's common stock, par value $0.01 at an exercise price of $2.00 per share. The term of the Warrants was eight years and the expiration date was August 20, 2006.

       On April 23, 2002, as part of the recapitalization, the Cumulative Preferred Stock was cancelled, and the former holder of the Cumulative Preferred Stock and stock purchase warrants, received 7.8% of the outstanding common stock of the Company and was granted 10-year warrants to purchase 8.9% of the authorized stock of the Company and tandem offsetting options to purchase common stock of the Company on the closing date in exchange for its liquidation preference. The warrants are exercisable at an increasing price that will provide the holders of the Old Notes with a 100% pro forma recovery of the Old Notes plus 10 3/8% interest that would have accrued through the exercise date.

       STOCK OPTIONS - The 1996 Employee Stock Ownership Plan consists of an aggregate of 16,300,000 shares of common stock, which may be sold or granted as options to key employees of the Company. The share issuance price and the option price must be at least 50% of the fair market value of the common shares on the date of the sale or grant and an option's maximum term is ten years. All share grants have been issued at market value. The options vest ratably over a five-year period. Any outstanding options become immediately exercisable upon a change in control of the Company. If an employee retires, any shares owned may be put to the Company or the Company can call the shares based on a fair market value formula, as defined. If an employee dies, becomes permanently disabled or terminates employment, the Company can call the shares based on a fair market value formula, as defined.

      On April 23, 2002 all 8,087,720 outstanding shares and options issued under the 1996 Employee Stock Ownership Plan and all other options issued prior to 2002 were cancelled pursuant to the recapitalization as described in Note H.

      The SHC, Inc. 2002 Employee Stock Ownership Plan consists of an aggregate of 574,712 shares of common stock of the Company and 57,472 shares of common stock of Spalding, which have been granted as options to key employees. The share issuance price is $0.01 and the option's maximum term is ten years. The options vest ratably over a four-year period. Any outstanding options become immediately exercisable upon a change in control of the Company or Spalding or the termination of the employee by the Company without cause or by the employee with good reason, as defined. The 2002 Employee Stock Ownership Plan also contemplated certain make-whole awards in the event that the sale of the Company resulted in value to its subordinated debtholders in excess of the Company's then senior debt. SFAS No. 123 proforma disclosures have not been provided for the 2002 Employee Stock Ownership Plan because the fair value of those options and make-whole awards is immaterial.

      The 2002 Employee Stock Ownership Plan also consists of 124,350 shares of restricted common stock of the Company, which have been granted to key employees. The shares vest ratably over a four-year period. SFAS No. 123 proforma disclosures have not been provided for the 2002 Employee Stock Ownership Plan because the fair value of those shares are immaterial.

      The Company accounts for its stock-based employee compensation plans using the intrinsic value recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. All employee stock-based awards were granted with an exercise price equal to the market value of the underlying common stock on the date of grant and no compensation cost is reflected in net loss for those awards.

      PRO FORMA DISCLOSURES - The following table illustrates the effect on net loss if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" to stock-based employee compensation.

                                                                               YEAR ENDED
                                                                              DECEMBER 31,
                                                                                  2002
                                                                              ------------
          Net loss:
          As reported                                                         $    (78,823)
          Deduct: Total stock-based employee compensation expense
                  determined under fair value based method for all awards,
                  net of related tax effects                                           (15)
                                                                              ------------
          Pro forma net loss                                                  $    (78,838)
                                                                              ============

      The pro forma amounts reflected above may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense as the options vest and additional options may be granted in future years. No options were granted during 2001 and options granted during 2002 were immaterial to the consolidated financial statements.

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in subjective input assumptions can materially affect the fair value estimates, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of grants under the Company's employee stock-based compensation plans.

NOTE M - COMMITMENTS AND CONTINGENCIES

      LEGAL MATTERS - The Company is both a plaintiff and defendant in numerous lawsuits incidental to its current and former operations, some alleging substantial claims. In addition, the Company's operations are subject to federal, state, and local environmental laws and regulations. The Company has entered into settlement agreements with the U.S. Environmental Protection Agency and other parties on several sites, and is still negotiating on other sites. The settlement amount and estimated liabilities are not considered significant by the Company based on present facts. Management is of the opinion that, after taking into account the merits of defenses, insurance coverage and established reserves, the ultimate resolution of these matters will not have a material adverse effect on the Company's consolidated financial statements.

      LEASE COMMITMENTS - The Company leases certain manufacturing, warehousing and office facilities, and equipment under various operating lease arrangements expiring periodically through 2007.

      The Company also leases equipment under capital lease agreements that expire in 2006. The short-term capital lease obligation of $280 is included in accounts payable and the long-term portion of $399 is included in other liabilities on the Company's consolidated balance sheet as of December 31, 2002. In 2002, property, plant and equipment included $1,361 and accumulated depreciation included $639 relating to the capital lease agreement.

      The following is a schedule by year of future minimum lease payments required under operating leases and capital leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 2002:

                                           OPERATING    CAPITAL
                                            LEASES      LEASES
                                           ---------    -------
          2003.........................    $   1,697    $   358
          2004.........................        1,282        287
          2005.........................          866        143
          2006.........................          504         23
          2007.........................          376         --
          Thereafter...................        1,862         --
                                           ---------    -------
          Total minimum lease payments.    $   6,587        811
                                           =========
          Amounts representing interest                    (132)
                                                        -------
                                                        $   679
                                                        =======

      Rental expense under operating leases was $2,715 in 2002.

      GOLF PROFESSIONAL ENDORSEMENT CONTRACTS - The Company establishes relationships with professional golfers in order to evaluate and promote TOP-FLITE(R), STRATA(R) and BEN HOGAN(R) branded products. The Company has entered into endorsement arrangements with members of the various professional tours, including the Champions Tour, the PGA Tour, the LPGA Tour, the PGA European Tour, the Japan Golf Tour and the Nationwide Tour. Many of these contracts provide incentives for successful performances using the Company's products. For example, under these contracts, the Company could be obligated to pay a cash bonus to a professional who wins a particular tournament while playing the Company's golf balls. It is not possible to predict with any certainty the amount of such performance awards the Company will be required to pay in any given year. Such expenses, however, are an ordinary part of the Company's business and the Company does not believe that the payment of these performance awards will have a material adverse affect upon the Company.

      OTHER CONTINGENT CONTRACTUAL OBLIGATIONS - During its normal course of business, the Company has made certain indemnities, commitments and guarantees under which it may be required to make payments in relation to certain transactions. These include (i) intellectual property indemnities to the Company's customers and licensees in connection with the use, sale and/or license of Company products, (ii) indemnities to various lessors in connection with facility leases for certain claims arising from such facility or lease,
(iii) indemnities to vendors and service providers pertaining to claims based on the negligence or willful misconduct of the Company, and (iv) indemnities involving the accuracy of representations and warranties in certain contracts. In addition, the Company has made contractual commitments to several employees providing for severance payments upon the occurrence of certain prescribed events. The duration of these indemnities, commitments and guarantees varies, and in certain cases, may be indefinite. The majority of these indemnities, commitments and guarantees do not provide for any limitation of the maximum potential for future payments the Company could be obligated to make. The Company has not recorded any liability for these indemnities, commitments and guarantees in the accompanying consolidated balance sheets.

      EMPLOYMENT CONTRACTS - The Company has entered into employment contracts with each of the Company's officers. These contracts generally provide for severance benefits, including salary continuation, if the officer is terminated by the Company for convenience or by the officer for good reason. In addition, in order to assure that the officers would continue to provide independent leadership consistent with the Company's best interests in the event of an actual or threatened change in control of the Company, the contracts also generally provide for certain protections in the event of such a change in control. These protections include the extension of employment contracts and the payment of certain severance benefits, including salary continuation, upon the termination of employment following a change in control.

NOTE N -- RELATED PARTY TRANSACTIONS

      Effective with the reorganization on August 20, 1998, Spalding and Evenflo Company, Inc. entered into an Indemnity Agreement whereby Spalding and Evenflo Company, Inc. indemnified the other against liability or obligation related to their respective operations or business whether arising prior to or after the reorganization. Additionally, the Company indemnified Evenflo Company, Inc. against damages, as defined in the agreement, incurred or sustained as a result of any recall (voluntary or involuntary), safety advisory or other corrective action relating to any products manufactured by Evenflo Company, Inc. prior to the close of business on August 20, 1998.

       Effective October 1, 1996, the Company and KKR, an affiliate of the Company, entered into a management agreement providing for the performance by KKR of certain management services for the Company. This agreement was terminated on April 23, 2002, but no payments were made in 2002.

      Oaktree Capital Management LLC, as general partner and/or investment manager of certain funds and accounts it manages, is a significant holder of Secured Credit Facility debt, the 9.5% Senior Subordinated Notes ("New Notes") and common stock. As of December 31, 2002 it was one of the largest holders of each of those debt and equity securities, with ownership percentages of 37%, 69% and 61%, respectively.

      Bronze, LLC, a KKR affiliate, also holds a small percentage of secured credit facility debt.

                           SHC, INC. AND SUBSIDIARIES

                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                          (DOLLAR AMOUNTS IN THOUSANDS)

                                                           EIGHT MONTHS ENDED
                                                         ----------------------
                                                         AUGUST 24,   AUGUST 23,
                                                            2003        2002
                                                         ---------    ---------
Net sales ............................................   $ 181,442    $ 185,350
Cost of goods sold ...................................     106,982      104,274
                                                         ---------    ---------
    Gross profit .....................................      74,460       81,076

Operating expenses:
    Selling, general and administrative expenses .....      86,363       85,706
    Gain on early extinguishment of debt .............          --      (35,090)
                                                         ---------    ---------
(Loss) income from operations ........................     (11,903)      30,460

    Interest expense, net ............................      25,154       29,190
    Currency gain, net ...............................      (2,625)      (2,362)
                                                         ---------    ---------
(Loss) income before income taxes ....................     (34,432)       3,632

    Income tax (benefit) expense .....................      (6,767)      24,762
                                                         ---------    ---------
    Loss from continuing operations ..................     (27,665)     (21,130)
    Income from discontinued operations, net of and
    $7,293 and $3,859 of tax expense in
    2003 and 2002 ....................................      21,896        7,167
                                                         ---------    ---------
Net loss .............................................   $  (5,769)   $ (13,963)
                                                         =========    =========



   The accompanying notes are an integral part of these consolidated condensed financial statements.

                           SHC, INC. AND SUBSIDIARIES

                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                   (UNAUDITED)
                (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                    AUGUST 24,    DECEMBER 31,
                                                                       2003           2002
                                                                   -----------    -----------
ASSETS
Current assets:
  Cash .........................................................   $    42,763    $    19,111
  Receivables, less allowance of $4,849 and $3,296, respectively        66,887         71,518
  Inventories ..................................................        41,470         39,350
  Prepaid expenses .............................................         4,071          2,770
  Current assets of discontinued operations ....................            --         14,686
                                                                   -----------    -----------
    Total current assets .......................................       155,191        147,435
Property, plant and equipment, net .............................        42,928         48,449
Intangible assets ..............................................        48,391         48,391
Deferred financing costs .......................................         3,335          3,301
Other assets ...................................................           136            372
Long-term assets of discontinued operations ....................            --         21,846
                                                                   -----------    -----------
         Total assets ..........................................   $   249,981    $   269,794
                                                                   ===========    ===========
LIABILITIES AND SHAREHOLDERS' DEFICIENCY
Current liabilities:
  Bank Loans and other debt ....................................   $   605,310    $   617,393
  Accounts payable .............................................        31,173         31,240
  Accrued expenses .............................................        41,588         43,815
  Income taxes payable .........................................            40             (6)
 Current liabilities of discontinued operations ................            --            634
                                                                   -----------    -----------
         Total current liabilities .............................       678,111        693,076
Long-term liabilities:
  Pension benefits .............................................        20,087         18,419
  Postretirement benefits ......................................         8,561          8,400
  Other ........................................................           230            399
                                                                   -----------    -----------
         Total liabilities .....................................       706,989        720,294
Commitments and contingencies
Shareholders' deficiency:
   Common Stock, $.01 par value, 7,000,000 shares authorized,
   4,763,594 issued and outstanding at August 24, 2003 and
   December 31, 2002 ...........................................            48             48
  Additional Paid-in capital ...................................       565,579        565,579
  Accumulated deficit ..........................................    (1,011,562)    (1,005,793)
  Accumulated other comprehensive loss
    -- currency translation adjustments ........................        (4,304)        (3,565)
    -- additional minimum pension liability ....................        (6,769)        (6,769)
                                                                   -----------    -----------
        Total shareholders' deficiency .........................      (457,008)      (450,500)
                                                                   -----------    -----------
        Total liabilities and shareholders' deficiency .........   $   249,981    $   269,794
                                                                   ===========    ===========

   The accompanying notes are an integral part of these consolidated condensed financial statements.

                           SHC, INC. AND SUBSIDIARIES

                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                          (DOLLAR AMOUNTS IN THOUSANDS)

                                                                                 EIGHT MONTHS ENDED
                                                                                --------------------
                                                                                AUG. 24,    AUG. 23,
                                                                                  2003        2002
                                                                                --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Loss .................................................................   $ (5,769)   $(13,963)
  Adjustments to reconcile net loss to net cash used in operating activities:
     Gain on sale of discontinued operations ................................    (20,457)         --
     Gain from early extinguishment of debt .................................         --     (35,090)
     Deferred compensation expense ..........................................         --          17
     Depreciation ...........................................................      7,950       8,069
     Gain on disposal of fixed assets .......................................         --         (46)
     Deferred income taxes ..................................................         --      28,083
     Deferred financing cost amortization ...................................      3,529       2,075
     Other ..................................................................       (737)       (963)
  Changes in assets and liabilities, net of discontinued operations:
      Receivables, net ......................................................     10,984         (75)
      Inventories ...........................................................     (2,120)       (590)
      Prepaids ..............................................................     (2,502)     (2,068)
      Other assets ..........................................................        236         295
      Current liabilities, excluding bank loans .............................    (13,313)     26,483
      Long term liabilities .................................................      1,659         838
      Change in assets and liabilities of discontinued operations ...........        619      (1,331)
                                                                                --------    --------
        Net cash (used in) provided by operating activities .................    (19,921)     11,734
                                                                                --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures ......................................................     (2,429)     (5,661)
  Proceeds from the sale of fixed assets ....................................         --          83
  Net proceeds from sale of discontinued operations .........................     61,647          --
                                                                                --------    --------
        Net cash provided by (used in) investing activities .................     59,218      (5,578)
                                                                                --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net borrowings (payments) ..................................................    (12,082)      8,896
 Payment of deferred financing costs ........................................     (3,563)     (3,135)
                                                                                --------    --------
        Net cash (used in) provided by financing activities .................    (15,645)      5,761
                                                                                --------    --------
Net  increase in cash .......................................................     23,652      11,917
Cash balance at beginning of period .........................................     19,111       6,261
                                                                                --------    --------
Cash balance at end of period ...............................................   $ 42,763    $ 18,178
                                                                                ========    ========
SUPPLEMENTAL CASH FLOW DATA:
  Interest paid .............................................................   $ 27,534    $ 14,093
  Income taxes paid .........................................................   $    199    $     87

   The accompanying notes are an integral part of these consolidated condensed financial statements.

                           SHC, INC. AND SUBSIDIARIES

          CONSOLIDATED CONDENSED STATEMENT OF SHAREHOLDERS' DEFICIENCY
                                   (UNAUDITED)
                          (DOLLAR AMOUNTS IN THOUSANDS)

                                                                                                         OTHER
                                                                                                      ACCUMULATED
                                     COMMON     PAID-IN    ACCUMULATED   COMPREHENSIVE               COMPREHENSIVE
                                     STOCK      CAPITAL      DEFICIT         LOSS          TOTAL         LOSS
                                    --------   ---------   -----------   -------------   ---------   -------------
BALANCE, DECEMBER 31, 2002..........$     48   $ 565,579   $(1,005,793)  $     (10,334)  $(450,500)
  Net loss..........................      --                    (5,769)             --      (5,769)  $      (5,769)
  Currency translation adjustment...      --          --            --            (739)       (739)           (739)
                                                                                                     -------------
  Comprehensive loss................      --          --            --              --          --   $      (6,508)
                                                                                                     =============
                                          --          --            --              --          --
                                    --------   ---------   -----------   -------------   ---------
BALANCE AUGUST 24, 2003.............$     48   $ 565,579   $(1,011,562)  $     (11,073)  $(457,008)
                                    ========   =========   ===========   =============   =========

   The accompanying notes are an integral part of these consolidated condensed financial statements.

                           SHC, INC. AND SUBSIDIARIES

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE A - BASIS OF PRESENTATION

      The accompanying condensed consolidated balance sheet of SHC, Inc. (formerly Spalding Holdings Corporation) and subsidiaries (the "Company") as of August 24, 2003, and the related condensed statements of consolidated operations and cash flows for the eight months ended August 24, 2003 and August 23, 2002 and of the statement of shareholders' deficiency for the eight months ended August 24, 2003 and August 23, 2002 are unaudited. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted. These consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report for the year ended December 31, 2002. These consolidated condensed financial statements, in the opinion of management, include all adjustments (consisting only of normal recurring accruals) necessary for the fair presentation of the financial position, results of operations and cash flows for the periods and dates presented. Interim operating results are not necessarily indicative of operating results for the full year.

      GOING CONCERN For the eight months ended August 24, 2003, the Company reported a net loss totaling $5,769, and at August 24, 2003, had a working capital deficiency of $522,920, $605,310 in total current outstanding debt, and a stockholders' deficit of $457,008. The Company experienced significant liquidity issues and was in default of its senior secured credit facility. Without the benefit of a recapitalization of the Company's debt structure or a material infusion of cash it is unlikely the Company will meet its debt obligations.

      The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed above and as shown in the accompanying financial statements, the Company has defaulted on its debt obligations, has substantial operating and liquidity issues, and on June 30, 2003 the Company filed for voluntary bankruptcy protection and reorganization under Chapter 11 of the United States Bankruptcy Code, all of which raise substantial doubt about the Company's ability to continue as a going concern. There can be no assurance that the Company will be able to restructure successfully its indebtedness or that its liquidity and capital resources will be sufficient to maintain its normal operations. These financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern. The accompanying financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to prepetition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Company; or (d) as to operations, the effect of any changes that may be made in its business.

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates and assumptions.

NOTE B - BANKRUPTCY AND SALE OF GOLF BUSINESS

      On June 30, 2003, the Company filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code, together with a prepackaged plan to sell substantially all of the assets of The Top-Flite Golf Company to the Callaway Golf Company, with the U.S. Bankruptcy Court for the District of Delaware. The Top-Flite Golf Company's international operations were part of the sale, but were not part of the bankruptcy process. The court-ordered auction was held on September 3, 2003 and on September 4, 2003, the Bankruptcy Court approved Callaway Golf Company's offer to purchase substantially all the assets of The Top-Flite Golf Company for approximately $169,294 in cash, and the assumption of approximately $5,069 debt and the assumption of certain operating liabilities. The cash portion of the purchase price was subject to adjustments for the amount of inventory and accounts receivable delivered. The sold assets included working capital (inventory and accounts receivable), fixed assets and all golf patents, trademarks and intellectual property. On September 15, 2003, the Company completed the sale of The Top-Flite Golf Company's U.S. operations and on October 1, 2003 completed the sale of certain additional assets related to The Top-Flite Golf Company's international operations. Based on the actual amount of inventories and accounts receivable delivered, and certain other adjustments, the cash portion of the purchase price was adjusted downward by approximately $10,149. Accordingly, the adjusted cash portion of the purchase price was approximately $159,145.

NOTE C - DISCONTINUED OPERATIONS

      On April 8, 2003, the Company completed the sale of the Etonic shoe and glove business to Etonic Worldwide LLC and on May 16, 2003, the Company completed the sale of the Sporting Goods Business to Russell Corporation. The Company received proceeds of $61,647 in conjunction with these transactions and recognized a gain of $20,457 net of tax expense of $6,519 and net of transaction expenses. The Company used approximately $47,000 of the proceeds to pay down a portion of its outstanding debt and accrued interest. The Company reported these businesses as discontinued operations for all periods presented in the accompanying financial statements, and operating results of Etonic through April 8, 2003 and Sporting Goods through May 18, 2003, the date of the sales, are reflected separately from the results of continuing operations. Summarized operating results and net loss of Etonic and Sporting Goods were as follows:

                                                                            SPORTING
                                                                  ETONIC      GOODS      TOTAL
                                                                  ------    --------    -------
          Net sales...........................................    $5,580     $23,129    $28,709
                                                                  ======     =======    =======
          Pre-tax income from discontinued operations.........        70       2,144      2,214
          Income tax expense..................................        25         750        775
                                                                  ------     -------    -------
          Income from discontinued operations.................        45       1,394      1,439
                                                                  ======     =======    =======
          Gain on sale of discontinued operations (net of tax)        --      20,457     20,457
                                                                  ======     =======    =======
          Total income from discontinued operations...........    $   45     $21,851    $21,896
                                                                  ======     =======    =======

NOTE D - RECENT ACCOUNTING PRONOUNCEMENTS

      In May 2003, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 150, "Accounting for Certain Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 clarifies the accounting for certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in statements of financial position. Previously, many of those financial instruments were classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a significant impact on its financial statements.

      In January 2003, the FASB issued Interpretation ("FIN") No. 46, "Consolidation of Variable Interest Entities." In general, a variable interest entity is a corporation, partnership, trust, or any other legal entity used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN No. 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The consolidation requirements of FIN No. 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after December 15, 2003. Certain of the disclosure requirements apply to all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The adoption of FIN No. 46 has not had, and is not expected to have, a material impact on the Company's financial position or results of operations.

      In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure -- an Amendment of FASB Statement No. 123." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require in both annual and interim financial statements prominent disclosures about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company is required to follow the prescribed disclosure format and has provided the additional disclosures required by SFAS No. 148 for the period ended August 24, 2003 (see Note E).

      In November 2002, the FASB issued FIN No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," an interpretation of FASB Statements No. 5, 57 and 107, and rescission of FASB Interpretation No. 34, "Disclosure of Indirect Guarantees of Indebtedness of Others." FIN No. 45 elaborates on the disclosures to be made by the guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, while the provisions of the disclosure requirements are effective for financial statements for interim or annual periods ending after December 15, 2002. The adoption of FIN No. 45 has not had a material impact on the Company's results of operations or financial position.

NOTE E - ACCOUNTING FOR STOCK-BASED COMPENSATION

      The Company accounts for its stock-based employee compensation plans using the intrinsic value recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. All employee stock-based awards were granted with an exercise price equal to the market value of the underlying common stock on the date of grant and no compensation cost is reflected in net income for those awards. Compensation expense for non-employee stock-based compensation awards is measured using the fair-value method.

      The following table illustrates the effect on net loss if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" to stock-based employee compensation.

                                                                  EIGHT MONTHS ENDED
                                                                 --------------------
                                                                AUGUST 24,  AUGUST 23,
                                                                   2003        2002
                                                                 --------    --------
Net loss:
As reported ..................................................   $ (5,769)   $(13,963)
    Deduct:  Total stock-based employee compensation
             expense determined under fair value based
             method for all awards, net of related tax effects
                                                                       --         (15)
                                                                 --------    --------
Pro forma net loss ...........................................   $ (5,769)   $(13,978)
                                                                 ========    ========

      There were no new stock grants or other significant changes in the number of grants outstanding, except for the cancellation of 43,103 shares.

NOTE F - INVENTORIES

      Inventories are summarized below:

                                                                AUGUST 24,  DECEMBER 31,
                                                                   2003        2002
                                                                 --------    --------
Raw materials.................................................   $ 11,471    $ 24,073
Work-in-process...............................................      4,654       4,171
Finished goods................................................     25,345      11,106
                                                                 --------    --------
                                                                 $ 41,470    $ 39,350
                                                                 ========    ========

NOTE G - GOODWILL AND INTANGIBLE ASSETS

      Effective January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." As a result of adopting SFAS No. 142, the Company's goodwill and intangible assets are no longer amortized, but are subject to an annual impairment test. The following sets forth the intangible assets by major asset class (in thousands):

                                                                AUGUST 24,  DECEMBER 31,
                                                                   2003        2002
                                                                 --------    --------
Non-amortizing:
  U.S. Trademark..............................................   $ 39,649    $ 39,649
  Non-U.S. Trademarks.........................................      7,607       7,607
  Minimum Pension Liability...................................      1,135       1,135
                                                                 --------    --------
  Total intangible assets.....................................   $ 48,391    $ 48,391
                                                                 ========    ========

      There were no changes in goodwill during the eight months ended August 24, 2003.

NOTE H - DEBT

      As discussed in Note A, the Company filed for bankruptcy on June 30, 2003. The Company's financing agreements (covering the Credit Facility, Senior Subordinated Notes (Old Notes & New Notes), other indebtedness and short-term borrowings) contain financial covenants. The Company was in default with respect to non-payment of interest and failure to comply with certain financial performance covenants under these agreements. As a consequence, all of the long-term indebtedness of the Company has been classified as debt due within one year. The Company signed forbearance agreements (effective through September 30, 2003) with its lenders that provided the Company a period of time to arrange alternative financing. As of September 30, 2003, the Company was in default of all of its outstanding debt obligations. The forbearance agreement provides for a deferral of all interest payments, and also provides a forbearance through the same time frame on the Company's financial covenants. The agreement requires that the Company convert its existing eurodollar loans to base rate loans as those loans mature, and adds 2.0% to the Company's effective interest rate. The additional 2.0% interest rate will be retroactively cancelled if the Company makes prepayments of principal of $100,000 or more prior to January 31, 2003. The agreement also provides for an additional $10,000 of funding and the Company's principal owner has acquired a participation in the funding, and the Company, in connection with any asset dispositions, was required to repay any and all interest and principal in accordance with the agreement.

      The Company is experiencing significant liquidity issues and is in default of its senior secured credit facility. Without the benefit of a recapitalization of the Company's debt structure or a material infusion of cash it is unlikely the Company will meet its debt obligations.

NOTE I - COMMITMENTS AND CONTINGENCIES

      LEGAL MATTERS - The Company is both a plaintiff and defendant in numerous lawsuits incidental to its current and former operations, some alleging substantial claims. In addition, the Company's operations are subject to federal, state and local environmental laws and regulations. The Company has entered into settlement agreements with the U.S. Environmental Protection Agency and other parties on several sites, and it still negotiating on other sites. The settlement amount and estimated liabilities are not considered significant by the Company based on present facts. Management is of the opinion that, after taking into account the merits of defenses, insurance coverage and established reserves, the ultimate resolution of these matters will not have a material adverse effect on the Company's consolidated financial statements.

      GOLF PROFESSIONAL ENDORSEMENT CONTRACTS - The Company establishes relationships with professional golfers in order to evaluate and promote BEN HOGAN(R), TOP-FLITE(R) and STRATA(R) branded products. The Company has entered into endorsement arrangements with members of the various professional tours, including the Champions Tour, the PGA Tour, the LPGA Tour, the PGA European Tour, the Japan Golf Tour and the Nationwide Tour. Many of these contracts provide incentives for successful performances using the Company's products. For example, under these contracts, the Company could be obligated to pay a cash bonus to a professional who wins a particular tournament while playing the Company's golf clubs or golf balls. It is not possible to predict with any certainty the amount of such performance awards the Company will be required to pay in any given year. Such expenses, however, are an ordinary part of the Company's business and the Company does not believe that the payment of these performance awards will have a material adverse effect upon the Company.

      OTHER CONTINGENT CONTRACTUAL OBLIGATIONS - During its normal course of business, the Company has made certain indemnities, commitments and guarantees under which it may be required to make payments in relation to certain transactions. These include (i) intellectual property indemnities to the Company's customers and licensees in connection with the use, sale and/or license of Company products, (ii) indemnities to various lessors in connection with facility leases for certain claims arising from such facilities or leases,
(iii) indemnities to vendors and service providers pertaining to claims based on the negligence or willful misconduct of the Company and (iv) indemnities involving the accuracy of representations and warranties in certain contracts. In addition, the Company has made contractual commitments to several employees providing for severance payments upon the occurrence of certain prescribed events. The duration of these indemnities, commitments and guarantees varies, and in certain cases, may be indefinite. The majority of these indemnities, commitments and guarantees do not provide for any limitation on the maximum amount of future payments the Company could be obligated to make. Historically, costs incurred to settle claims related to indemnities have not been material to the Company's financial position, results of operations or cash flows. In addition, the Company believes the likelihood is remote that material payments will be required under the commitments and guarantees described above. The fair value of indemnities, commitments and guarantees that the Company issued during the eight months ended August 24, 2003 was not material to the Company's financial position, results of operations or cash flows.

      EMPLOYMENT CONTRACTS - The Company has entered into employment contracts with each of the Company's officers. These contracts generally provide for severance benefits, including salary continuation, if employment is terminated by the Company for convenience or by the officer for good reason. In addition, in order to assure that the officers would continue to provide independent leadership consistent with the Company's best interests in the event of an actual or threatened change in control of the Company, the contracts also generally provide for certain protections in the event of such a change in control. These protections include the extension of employment contracts and the payment of certain severance benefits, including salary continuation, upon the termination of employment following a change in control. The Company is also generally obligated to reimburse such officers for the amount of any excise taxes associated with such benefits.